Exhibit 99.1
January 11, 2025
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, TX 77021
Consent to Reference in Registration Statement
Salarius Pharmaceuticals, Inc. (the “Company”) has filed the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Barbara Hibner
Barbara Hibner